Berylline

Feel The Wind On Your Face! Again!


LITHIUM ION
BATTERY

Invest

$99.18 minimum investment

Deadline April 23, 2021
in a month

Share Price
$5.22

Total Raised
$2,427

Valuation
$6,293,900

4(a)(6) offering provided by Netcapital Funding Portal, Inc. and 506(c) offering provided by Livingston Securities, LLC. Security transfer functionality provided by Netcapital Systems LLC.

> "The economic contributions of 50-plus Americans totaled $8.3 trillion last year, which puts them just behind the U.S. and China when measured by gross domestic product."
>
> - AARP Report 2019

INTRODUCTION

Berylline is a fast moving technology and manufacturing company specializing in the electric and small engine hybrid driving systems in personal transportation industry. Berylline's F2A was the industry's first Hybrid 3 Wheel Scooter. Only 2 years after completing our first stock offering, Berylline has completed the development of the all new Berylline Breeze, a 3-Wheel Electric Scooter, and our Hybrid Golf Cart. In addition, working with Doohan Technologies, **Berylline commenced sales of the iTank Tour 3-Wheel Electric Scooter in October 2020**. The Berylline Breeze will be available in early 2021 and the hybrid golf cart in early 2022. All Berylline products are targeting the retirement community and leisure markets.

The Longevity Economy

People 50+ are a growing economic engine that benefits society now and in the future.


GDP (in trillions)
$30
$25
$20
$15
$10
$5
0
Projected contribution of Americans 50 and older to U.S. GDP (in trillions)
Source: "The Longevity Economy" Outlook," AARP
$8.3
$12.9
$19.1
$28.2
2018
2030
2040
2050

Testimonials

> "Troy-based Berylline Co. will introduce a 100-mile-per-gallon hybrid scooter today on the campus of Oakland University, giving riders more transportation options in the resort and leisure vehicle market."
>
> Detroit Business (Dbusiness)

> "The company bills the vehicle as "a perfect fit for recreational or urban personal transportation." It is currently accepting pre-orders at a price of approximately $6,000."
>
> The Oakland Press

> "Battery easily removable from the base… That scooter is so quiet and street legal, I want one!"
>
> Shelby this Week (Shelby Township Local TV)

THE PROBLEM

Baby Boomers are people born from 1946 to 1964. Today, more and more baby boomers are retiring and living in warmer, southern regions of the United States during the winter months.

- Many baby boomers have had the desire to own a motorcycle at some point in their life, but because of family responsibility, cost, and lack of skill, they have never owned one.
- Upon retiring, baby boomers still have a strong desire to own a motorcycle, but health issues are now preventing them from operating a two-wheel motorcycle.
- Additionally, with age challenges, many boomers hesitate to ride 2 wheel vehicles, such as motorcycles and scooters. They want a stable and safer vehicle.
- Because more and more baby boomers are living in the south during the winter months, they also prefer to have an alternative vehicle that is cost effective at their vacation home, for this the vehicle of choice has, up until now, been golf carts.

Riders



THE SOLUTION

The Berylline Hybrid Scooter has a top speed of 60MPH under hybrid mode and 30 MPH under EV mode. It is a PHEV (Plug-In Hybrid Electric Vehicle), with a two front wheel and one rear wheel design. This design coupled with a fully automatic CVT transmission provides driving stability and ease of operation. Compared to other alternatives, such as golf carts and 2 wheel scooters, the Berylline F2A has the advantages of higher speed, longer range, and is easier to operate. Plus it's stable and fun!

The Berylline Breeze is a 3-Wheel Electric Scooter based on the same chassis technology and common components from the Berylline F2A Hybrid Scooter. It has the same pleasant riding characteristics as the hybrid version, but will have a silent electric motor, making sure that you can hear the birds singing in the morning or the gentle ocean wave in the evening as you cruise along. The performance specification includes a range of 60 miles with a single charge and with the top speed of 43 MPH! The production prototype is competed and salable units will be available in early 2021.

Berylline's Hybrid Golf Cart is a fully integrated PHEV that can travel up to 150 miles on single charge, and about 30 miles pure electric range. When in pure electric mode, the Berylline golf cart is very quiet allowing the driver to enjoy a comfortable driving experience without disturbing the surroundings. While operating in hybrid mode, an additional power supply to the Li-Ion battery allows the vehicle to travel 150 miles on a single charge. The Berylline system can also be utilized as a home generator in case of power disruption. The prototype hybrid golf cart was completed in 2020, with plans to bring this new exciting product line to the market in 2022.

Solution



Solution



Solution


BERYLLINE

iTank Tour

Doohan iTank is an innovative electric scooter. This 3-wheel with 2 wheels in front set up gives iTank Tour the unrivalled grip and stability. The Li-Ion battery powered scooter is also environmentally-friendly, together with 3KW high torque hub electric motor, the iTank delivers an impactful punch! Berylline and Doohan signed marketing agreement to bring the iTank Tour in US market. The first shipment of 18 Doohan iTank Tour scooters arrived at Berylline on August 24, 2020. **We began sales of the iTank Tour in October 2020. This new product is now generating positive revenue and cash flow for Berylline!**

iTank



MARKET


111
million
50+
75
million
18-34
61
million
35-49
#1 U.S.
consumer age
demographic
SOURCE U.S. Census Bureau
advertise.aarp.org

Independent market research funded by MEDC indicates that there are 7 major market segments for the F2A.

1. Retired seniors living in senior communities.
2. Active senior motorcyclists who want to continue or relive that experience.
3. Adults with vacation/second homes who would consider the Berylline for convenience, sport and economy.
4. Returned / Former motorcycle riders (licensed) who want a safer, less risky experience.
5. Rental companies can offer the Berylline as an economical alternative for local/temporary urban transportation in addition to campgrounds, parks, and tourist destinations.
6. Adults who are reluctant to ride a motorcycle will consider the Berylline because of the safety, speed, and energy benefits.
7. Adults who are interested in the motorcycle experience and were especially motivated by the hybrid capability of the Berylline.

Total Market Size	Revenue	Total Unit Sale
Motorcycle/Scooter:	$6.3 Billion	500,695
Golf Cart:	$894.2 Million	75,981

Research suggests that the primary target market is retirement communities located in warm coastal regions, such as The Villages, Del Webb, Ave Maria, Rancho Mirage, and a host of others. College campuses, KOA, and the tourist/rental markets have also been identified as opportunities. An independent research company, B E R L I N E Advertising Group, projects F2A annual sales should range from 5,767 to 11,534 units, which is based on 1-2% of the current motorcycle and golf cart annual sales volume in the USA.

COMPETITIVE LANDSCAPE

> **"We did not find direct competition to the Berylline F2A Hybrid Scooter. Most 3 wheel scooters such as Piaggio MP3 and the start up Sway are tilt/lean type scooters which are more difficult to handle than Berylline's F2A for the first time scooter rider."**
>
> **"The closest competitor is another new startup company called "Arcimoto" based in Eugene, Oregon. We have compared both vehicles side by side in the below chart. The chart clearly shows Berylline's F2A holding significant advantages over the Arcimoto SRK."**
>
> **"We noted that it took Arcimoto 8 generations of design to achieve their current level of design. Berylline took 2 generations to reach the final design configuration. It is our opinion that Berylline's engineering team holds the technical edge over Arcimoto."**

— Berlin Marketing Report

Competition

Competition And Comparison







	Berylline F2A	***Berylline Breeze***	***Arcimoto SRK***
Type:	Hybrid	Electric	Electric
MSRP:	$5,999	$5,995	$12,000
Range:	160Miles/1.6Gal.	60 Miles	70 Miles
Top Speed:	60 MPH	43 MPH	80 MPH
Length:	96.5 Inch	85 Inch	106 Inch
Width:	59 Inch	58 Inch	61 Inch
		Available 2021	Arcimoto raised **19.5 million** dollar in its IPO of 2018. This further validated the market.

BUSINESS MODEL

Berylline's goal is to deliver the highest quality and best value to our customers with the lowest cost in order to achieve sustained profitability.

- Designed in the US: to meet a niche US market (seniors and students)
- Controlled by the US: US interest
- Components from USA, China and other regions, designed, validated and final assembly in Michigan.

By using the Apple approach to build our business model, Berylline has been able to lower the development cost and streamline the design process so we can deliver the Berylline Breeze Electric 3-Wheel Scooter to customers within a 14-15 month time frame.

To stay niche on the market, we have the following advantages: 1) Knowledge of the US market. Our target market focuses on retirement communities, college campuses and smaller urban settings 2) Parts and production outsourcing with an established manufacturer and supplier for cost efficient components and resources. 3) The Company principals bring extensive vehicle industry background and, 4) All things combined, we are utilizing the best formula to produce cost effective Berylline Electric and Hybrid vehicles.

Business model



> "The electrification of transport is now one of the major trends of the 21st century, and the markets are reacting: the 700% year-to-date surge in China-based electric carmaker NIO's stock value and Tesla's 415% growth since January show that investor excitement around electric vehicles is building."
>
> \- Forbes 2020

PROGRESS

Berylline Stock Price is Moving Up

1. Berylline's fast developing progress is well reflected in our stock trading on the Netcapital trading platform. The recent Berylline stock trading price was between $5 to $10, well above the original offering price of $3.40. Our team wants to build a solid growth company so all investors can be benefit from Berylline's success.

New Products Since Last Offer in 2018

1. Berylline has made tremendous progress since our last funding in 2018. With only about $200,000 dollars of new funds, we have developed 2 new products and began to market and sell the iTank Tour electric scooter.
2. The Berylline Breeze is a 3-Wheel Electric Scooter based on the same chassis technology and common components from the Berylline F2A Hybrid Scooter. We completed the production prototype in November 2020 and will begin sales in early 2021.
3. Berylline Hybrid Golf Cart is a fully integrated PHEV that can travel up to 150 miles on single charge, and can provide emergency home electric power. The prototype hybrid golf cart was completed in 2020. We plan to bring this new exciting product to the market in 2022.
4. Berylline and Doohan signed a marketing agreement to bring the iTank Tour in US market. The first shipment of 18 Doohan iTank Tour scooters arrived at Berylline in August 2020. We commenced sales of the iTank Tour in October 2020. This new product is now generating positive revenue and cash flow for Berylline!
5. The Berylline Hybrid Scooter has a top speed of 60 MPH under hybrid mode and 30 MPH under EV (Electric vehicle) mode. It is a PHEV (Plug-In Hybrid Electric Vehicle), with a two front wheel and one rear wheel design. Berylline is working on the F2A Hybrid 3-Wheel Scooter and is targeted to launch it in 2023.
6. Berylline plans to build and sell a total of 100 Berylline Breeze and iTank Tours in USA in 2021, and generate around $600,000 revenue.

Marketing and Dealership Expansion

1. Berylline now has 2 dealers on board, one in Michigan and one in Florida. Our first iTank Tour was sold though our Michigan dealer ship, Blackbeard Power-sports in Clinton Township. We have also delivered 3 iTank Tours to our dealership in Florida, Battery Boys Inc. located in Oxford Florida, near the Villages. Battery Boys Inc is an investor and partner and will play a important role for distributing Berylline products in the Florida region. Berylline is also actively working on establishing more dealerships in strategic locations.

SUCCESS SO FAR

- 2011: Berylline completed its first prototype and conducted numerous engineer tests on the design concept to improve the design.
- 2012: Signed partnership agreement with Wanhu Industries in China
- 2015: Production Prototype Initial Public Debuted in Miami International Motorcycle Show with excellent feedback and response from attendees, and won the First place in Troy Traffic Jam Classic Car Show.
- 2015: Accepted into OU INCubator – Oakland University's Incubator program
- 2016: Michigan Business Accelerator Fund award to Beryline Corporation
- 2017 Berylline has been awarded an additional $16,500 in Business Accelerator Funds (BAF) from the State
- 2018: Berylline successfully raised over $200,000 dollars through a Netcapital stock offering.
- 2019: Berylline starts to work on 2 new products; a Hybrid Golf Cart and Electric 3 Wheel Scooter.
- 2020 Berylline completed the hybrid golf cart prototype, finished the 3-wheel electric scooter design and production prototype.
- Berylline and Doohan signed marketing agreement to bring the iTank Tour to the US market. We have began delivering iTank Tours to customers!
- 2020 Berylline stock price increased from $3.40 to range of $5 to $10.

KPIs

- 2015: Production Prototype Initial Public Debuted in Miami International Motorcycle Show with excellent feedback and response from attendees
- 2015: Won the First place in Troy Traffic Jam Classic Car Show.
- 2015: Accepted into OU INCubator – Oakland University's Incubator program
- 2016: Michigan Business Accelerator Fund award to Beryline Corporation
- 2017 Berylline has been awarded an additional $16,500 in Business Accelerator Funds (BAF) from the State
- 2018: Berylline successfully raised over $200,000 dollars through Netcapital by offering their company's equity stock
- 2020: Berylline completed the hybrid golf cart prototype,
- 2020: Finished 3-wheel electric scooter design and production prototype.
- 2020: Berylline and Doohan signed a marketing agreement to bring the iTank Tour in US market.
- 2020: Berylline has began to deliver iTank Tours to customers!
- 2020: Berylline stock price increased from $3.40 to range of $5 to $10.

Success



Berylline Hybrid Golf Concept Cart Design

Berylline Hybrid Golf Concept Cart Design


Tank
Radiator
Hybrid System
Inverter 48-110
Motor
Muffler
Li-ion Battery
DC-DC 48-12
Onboard charger
Motor Controller

Berylline Breeze Electric Scooter Chassis Design

Berylline Breeze Electric Scooter Chassis Design



Berylline Breeze Electric Scooter Production Prototype

Berylline Breeze Electric Scooter Production Prototype



Berylline deliver first vehicle to customer

Berylline deliver first vehicle to customer


www.haulbikes.com
1-888-HAUL-BIKES

TEAM

Berylline management team possess combined experience over 200 collective years in automotive industry. Each of the senior management member has unique expertise in Business Operation, Finance, Product Design, Quality and Marketing, which provides Berylline a strong advantage over other start ups.



Dennis Dresser

Dennis Dresser is the President and CEO of Global Alliance Network, LLC. ("GAN"). GAN is an international consulting firm that has been providing business opportunities around the world through their worldwide industrial network since 1999. He was previously President and CEO of GT Automotive System, Inc (GT). Dennis started GT with less than 20 people and from a small company and $2 million dollar in sales he grew the company into a major international Tier 1 automotive supplier dominating the column gear- shift lever business by 1997 with sales over $75 million, over 500 employees (including a JV with Tsuda Industries in Japan). Dennis has a Bachelor of Science degree from Ball State University and a Master's in Business Management from Central Michigan University.

Bruce Weber

Bruce is a CPA, with an extensive background as Financial Manager and Owner in the OEM products of stampings, injection molded plastics, and machined castings. Bruce was one of the four investors who acquired Wolverine Metal Stamping from retiring founders in 1998. He became the CFO in 2000 and President in 2003, prior to the sale of Wolverine to Eric Jackson in November 2003.

Bruce was employed as the CFO of Gel, Inc., starting in 1986 and became a principal owner through a management group acquisition in 1991. Gel, Inc. acquired Tamco, Ltd in 1996 and became GT Automotive, Inc., a Tire 1 supplier of Driver Controls to GM, Ford, Chrysler, Toyota, Honda, CAMI (Suzuki) and United Technologies Automotive, where he was the Vice President of Finance. GT Automotive grew to 66 million dollar in sale, with 6 manufacturing facilities and over 600 employees in Michigan and Ontario, Canada when it was sold to Dura Automotive in 1997. Bruce retired from Dura in 1998 as Vice President of Finance for its Shifter Systems Subsidiary.

Henry Lee

Mr. Lee joined the Vehicle Research Institute (VRI) team of Western Washington University to study and build hybrid vehicles in 1992. At VRI, Mr. Li worked on two solar/electric/natural gas engine hybrid vehicles: Viking 21 and Viking 23. Mr. Lee earned his Post-Baccalaureate Certificate of Vehicle Design at Western Washington University, USA. He has a bachelor degree of Mechanical Engineering in Chongqing University, China. Between 1996 to 1998, Mr. Lee worked for Dura Automotive as a Project Engineer. Later, Mr. Lee worked for General Motors as a Senior Engineer and has been part of many vehicle programs. In 2011, Mr. Lee started to work on Berylline Hybrid 3 Wheel Scooter project as Chief Engineer and directed the design and build of the 2 prototype vehicles.

David Nelson

David Nelson has spent the majority of his professional career in executive sales positions with exceptional results. He spent 28 Years at AT&T (Ameritech / Michigan Bell) as Sr. Sales Associate, Training Manager and SEO Specialist. During his career at AT&T, David won The Presidents Club Award 11 Times.

Because of David's successful track record, AT&T asked him to return for an additional 2 year period at RH Donnelly in Chicago, in order to handle their major accounts, as Sales and SEO Specialist in charge of new member training.

In 2013, David retired for the second time. David now works as part of the The Nelson Team at Berkshire Hathaway HWWB in Birmingham, Michigan. The Nelson team has been the No. 1 Team for the past 3 years, with sales at the top 1% in Michigan state.

David has a BA degree from Western Michigan University in 1978.

Michael Dresser

Michael Dresser has over ten years of experience as an Account/Product Manager working with global, automotive clients, including Global Alliance Network and Coliant Corporation. A natural at building and forging relationships, he has success in developing business with new and existing customers and extensive automotive industry knowledge with a diverse international network. His competitive nature outside of the business realm led to a National Snowboarding Championship in 2009 (USASA Men's Slopestyle). As an SOS Outreach Coach, he shared these skills with underprivileged youth, helping build self-esteem and character. He received his B.S. in Business Administration (Marketing) from The University of Colorado at Boulder, and a double MBA in International Business and Entrepreneurship from Oakland University.

USE OF PROCEEDS

If the offering's maximum Reg CF allocation of $534,998 is raised:

Use	Value	% of Proceeds
New Product Development	$250,000	46.7%
Operation	$250,000	46.7%
Marketing	$8,783	1.6%
Intermediary fees	$26,215	4.9%

If the offering's maximum amount of $2,482,867 across Reg. CF and Reg. D is raised:

Use	Value	% of Proceeds
New Product Development	$1,000,000	40.3%
Operation	$1,000,000	40.3%
Marketing	$361,207	14.5%
Intermediary fees	$121,660	4.9%

TERMS

This is a side-by-side offering of Common Stock, under registration exemptions 4(a)(6) and 506(c), in Berylline Corporation. Up to $534,997.80 may be raised under the 4(a)(6) exemption. Netcapital will determine which exemption applies to your investment and notify you before you complete your investment.

The amount raised under the two exemptions must total at least $10,000 by April 23, 2021 at 12:59am ET. If the total doesn't reach its *target*, then your money will be refunded. Berylline Corporation may issue additional securities to raise up to $2,482,867, the offering's *maximum*.

$2,427 raised

$10,000 minimum

If the side-by-side offering is successful at raising the maximum amount, then the company's implied valuation after the offering (sometimes called its *post-money valuation*) will be:

1,681,373 shares
× $5.22 per share

$8,776,767 implied valuation

FINANCIALS

These financial statements have been reviewed by an independent Certified Public Accountant.

CPA review letter

SEC FILINGS

The Offering Statement is a formal description of the company and this transaction. It's filed with the SEC to comply with the requirements of exemptions 4(a)(6) and 506(c) of the Securities Act of 1933. Similar information is sometimes offered in a Private Placement Memorandum for 506(c) offerings.

Latest offering statement

Annual Report 2018

We're also required to share links to each of the SEC filings related to this side-by-side offering with investors.

› Form C on January 22, 2021

UNDERSTAND THE RISKS

Be sure to understand the risks of this type of investment. No regulatory body (not the SEC, not any state regulator) has passed upon the merits of or given its approval to the securities, the terms of the offering, or the accuracy or completeness of any offering materials or information posted herein. That's typical for Regulation CF offerings like this one.

Neither Netcapital nor any of its directors, officers, employees, representatives, affiliates, or agents shall have any liability whatsoever arising from any error or incompleteness of fact or opinion in, or lack of care in the preparation or publication of, the materials and communication herein or the terms or valuation of any securities offering.

The information contained herein includes forward-looking statements. These statements relate to future events or to future financial performance, and involve known and unknown risks, uncertainties, and other factors, that may cause actual results to be materially different from any future results, levels of activity, performance, or achievements expressed or implied by these forward-looking statements. You should not place undue reliance on forward-looking statements since they involve known and unknown risks, uncertainties, and other factors, which are, in some cases, beyond the company's control and which could, and likely will, materially affect actual results, levels of activity, performance, or achievements. Any forward-looking statement reflects the current views with respect to future events and is subject to these and other risks, uncertainties, and assumptions relating to operations, results of operations, growth strategy, and liquidity. No obligation exists to publicly update or revise these forward-looking statements for any reason, or to update the reasons actual results could differ materially from those anticipated in these forward-looking statements, even if new information becomes available in the future.

UPDATES

Jan 22, 2021	Primary offering of 475,645 shares at $5.22
Jan 22, 2021	Filed Form C
Apr 26, 2019	Annual Report posted to website
Oct 31, 2018	Primary offering finalized, selling 59,883 shares
Apr 13, 2018	Primary offering of 504,328 shares at $3.40

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